Exhibit 10.12
CONFIDENTIAL
WYETH
ACTING THROUGH ITS
WYETH PHARMACEUTICALS DIVISION
500 Arcola Road
Collegeville, Pennsylvania 19426 USA
November 30, 2006
Trubion Pharmaceuticals, Inc.
2401 4th Avenue, Suite 1050
Seattle, Washington 98121
Re: Amendment No. 1 to the Collaboration and License Agreement dated as of December 19, 2005 (the “Agreement”) by and between Trubion Pharmaceuticals, Inc. (“Trubion”) and Wyeth, acting through its Wyeth Pharmaceuticals Division (“Wyeth”)
Ladies and Gentlemen:
This letter agreement (the “Letter Agreement”) constitutes Amendment No. 1 to the Agreement referred to above. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. Trubion and Wyeth desire to amend the Agreement as set forth herein, for purposes that pertain to, among other things, the transfer of proprietary materials from Wyeth to Trubion for use in connection with the Research Program, activities related to process development and manufacturing in connection with the Agreement, and other activities mutually agreed upon in writing by the Parties. This Letter Agreement sets forth the agreement of Trubion and Wyeth with respect to such amendment.
1. Section 3.2.2. Each of Trubion and Wyeth agrees that the Agreement hereby is amended by deleting the phrase “On or before *** appearing in the first sentence of Section 3.2.2 and replacing it with the following phrase: “On or before ***
2. Section 3.7. Each of Trubion and Wyeth agrees that the Agreement hereby is amended by the following restatement of the first sentence of Section 3.7 appearing therein, which amended sentence shall read as follows:
“Data and Deliverables. Each Party will use Commercially Reasonable Efforts to promptly provide to the other Party the data or desired deliverables specified in the Research Plan and such other data, deliverables and materials as the Parties may deem desirable in furtherance of the Agreement, including, without limitation, (a) SMIPs, Recombinant DNA, and Cell Lines, to the extent related to Licensed Targets and/or Licensed Products, (b) activity evaluation of the items listed in (a) obtained from in vitro or in vivo assays, and (c) pharmacology studies, process development and manufacturing

CONFIDENTIAL
data, drug product formulation data, toxicology and safety studies, and evaluation of chemotherapy conjugates.”
The other sentences in Section 3.7 of the Agreement remain unchanged.
3. New Section 6.4. Each of Trubion and Wyeth agrees that the Agreement hereby is further amended by inserting the following new Section 6.4 after Section 6.3 therein:
“6.4 Transfer of Materials by Wyeth.
6.4.1. Transfer. From time to time Wyeth may provide Trubion with proprietary Wyeth materials (the “Wyeth Materials”). Wyeth represents and warrants to Trubion that Wyeth has the right to provide the Wyeth Materials to Trubion for the uses authorized herein. Except as set forth in the preceding sentence, the Wyeth Materials are provided by Wyeth on an “as-is” basis without representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby disclaimed by Wyeth.
6.4.2. Use of Wyeth Materials. Trubion shall use the Wyeth Materials, and shall be permitted to make modifications to the Wyeth Materials, solely in connection with conducting the specific activities under this Agreement, including without limitation activities under the Research Plan, for which such Wyeth Materials are provided to Trubion and for no other purpose. Trubion shall not use the Wyeth Materials for the benefit of any Third Party. Trubion shall not administer any of the Wyeth Materials to any human. Trubion shall comply with all applicable laws, rules and regulations regarding the handling and use of the Wyeth Materials. Trubion agrees to retain possession over the Wyeth Materials and not to provide the Wyeth Materials to any Third Parties without Wyeth’s prior written consent, except to contract employees and consultants working at Trubion’s facilities as may be reasonably required pursuant to this Agreement, provided that in each such case Trubion shall ensure that the Third Party is subject to contractual obligations of confidentiality and non-use with respect to the Wyeth Materials that are consistent with those set forth in this Agreement.
6.4.3. Unauthorized Use of Materials. In the event that Trubion uses the Wyeth Materials for any purpose other than the purposes authorized herein, the results of such unauthorized use, and any discoveries or inventions that arise from any such unauthorized use, whether patentable or not, shall belong solely and exclusively to Wyeth. If required in order to perfect or enforce Wyeth’s rights to such discoveries or inventions, Trubion hereby assigns and agrees to assign to Wyeth all of its right, title and interest in and to all such discoveries or inventions. Trubion agrees to cooperate with Wyeth to execute and deliver any and all documents that Wyeth deems reasonably necessary to perfect and enforce its right hereunder.

CONFIDENTIAL
6.4.4. Title to Wyeth Materials. All rights, title, and interest in the Wyeth Materials shall remain the sole property of Wyeth notwithstanding the transfer to and use by Trubion of the same.
6.4.5. Return of Wyeth Materials. Upon completion of the activities for which the Wyeth Materials have been provided, or upon expiration or termination of this Agreement, if earlier, Trubion shall, at Wyeth’s option, either destroy or return to Wyeth all unused Wyeth Materials.
6.4.6. License. The Parties acknowledge that certain Materials Inventions (as defined below) constitute Trubion Technology and are within the scope of the licenses granted to Wyeth under Section 2.1.1, subject to the other terms and conditions of this Agreement. To the extent not covered by the licenses granted to Wyeth under Section 2.1.1, Trubion hereby grants to Wyeth a perpetual, worldwide, royalty-free, non-exclusive license, with the right to grant sublicenses, to make, use, practice, offer for sale, sell, import and exploit Materials Inventions. As used herein, the term “Materials Invention” means any invention or Know - How made by employees of Trubion that would not have been invented or made at the time of invention or making but for the use of the Wyeth Materials pursuant to this Agreement. The Joint Patent Committee shall determine whether any potentially relevant inventions and Know-How are Materials Inventions, and whether such Materials Inventions are covered by the licenses granted to Wyeth under Section 2.1.1.
6.4.7. Survival. Notwithstanding anything in this Agreement to the contrary, Sections 6.4.3, 6.4.4, 6.4.5 and 6.4.6 shall survive the expiration or termination of this Agreement.”
Article 6 of the Agreement otherwise remains unchanged.
This Amendment No. 1 shall have retroactive effect to December 22, 2005, and shall apply to any Wyeth Materials provided by Wyeth to Trubion on or after that date. As of that date, the term “Agreement” (as used herein and in the original Agreement) shall mean the Collaboration and License Agreement as modified by this Amendment No. 1. The Parties confirm that the Agreement is in full force and effect.
[signature page follows]

CONFIDENTIAL
Please indicate your acknowledgement of and agreement with the foregoing by having each counterpart of this Letter Agreement executed on behalf of Trubion.
Very truly yours,
WYETH, acting through its
WYETH PHARMACEUTICALS DIVISION

By:	/s/ Robert J. Smith

Name: Robert J. Smith
Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

TRUBION PHARMACEUTICALS, INC.

By:	/s/ Peter Thompson

Name: Peter A. Thompson, M.D.
Title: President and Chief Executive Officer
Date: 12/4/2006